UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 7, 2013

Farmers National Banc Corp.

(Exact name of registrant as specified in its charter)

Ohio	001-35296	34-1371693
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

20 South Broad Street, P.O. Box 555, Canfield, Ohio 44406-05555

(Address of principal executive offices) (Zip Code)

(330) 533-3341

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers, Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 7, 2013, Farmers National Banc Corp. (the “Company”) announced that the Board of Directors of the Company had appointed Kevin J. Helmick to serve as President and Chief Executive Officer of the Company and of Farmers National Bank of Canfield, a wholly-owned subsidiary of the Company (the “Bank”). Mr. Helmick had been serving as the Interim President and Chief Executive Officer since October 4, 2013. Prior to his appointment as President and Chief Executive Officer, Mr. Helmick, 41, served as the Executive Vice President and Secretary of the Company and Executive Vice President – Retail and Wealth Management of the Bank since January 2012. Prior to that, he served as the Bank’s Vice President of Wealth Management and Retail Services since 2008.

In connection with his appointment as President and Chief Executive Officer, the Board of Directors increased Mr. Helmick’s annual base salary to $250,000, and he will continue to be eligible to participate in the Company’s health and welfare benefit plans on the same terms as other executive officers. Mr. Helmick will continue to participate in the Company’s Annual Incentive Plan and Long-Term Cash Incentive Plans with awards and grants made as determined by the Board of Directors. As with the Company’s other executive officers, and as further described below, Mr. Helmick is a participant in the Company’s newly adopted Executive Separation Policy (the “Executive Separation Policy”) and also terminated his previous written employment agreement in connection with his execution of a change in control agreement.

Executive Separation Policy and Change in Control Agreements

On November 7, 2013, the Company adopted the Executive Separation Policy, a copy of which is attached as Exhibit 10.1 hereto and incorporated by reference herein. In connection with the adoption of the Executive Separation Policy, the Company and each of its executive officers, including all of the Company’s named executive officers (Kevin Helmick, Carl Culp, Mark Graham and Joseph Gerzina) entered into Change in Control Agreements (collectively, the “Change in Control Agreements”), copies of which are attached as Exhibits 10.2 through 10.4 and incorporated herein by reference. In connection with their execution of the Change in Control Agreement, each executive officer of the Company who had an employment agreement with the Company (Messrs. Helmick, Culp, and Graham) terminated his existing employment agreement. As a result, the Company no longer has written employment agreements with any of its executive officers and the terms of employment will be governed by the Executive Separation Policy and any Change in Control Agreement. The following summaries of the Executive Separation Policy and the Change in Control Agreements do not purport to be complete and are qualified in their entirety by the texts of the attached Executive Separation Policy and Change in Control Agreements.

Executive Separation Policy

The Executive Separation Policy applies to the Company’s Chief Executive Officer and President, the Executive Vice President – Chief Financial Officer, the Executive Vice President – Chief Credit Officer, and such other persons as may be designated annually by the Board of Directors (collectively, the “Covered Executives”). Mr. Gerzina is one of the officers so designated by the Board of Directors. As such, each of Messrs. Helmick, Culp, Graham and Gerzina is a Covered Executive and a participant in the Executive Separation Policy.

In the event that a Covered Executive’s employment is terminated by the Company for Cause or by the Covered Executive without Good Reason (each as defined in the Executive Separation Policy), then the Covered Executive would be entitled to receive (i) all earned but unpaid compensation benefits for time worked through the date of termination; and (ii) such other rights and benefits (if any) as may be provided under other plans and programs of the Company (collectively, the “Accrued Obligations”).

If the Covered Executives employment is terminated by the Company without Cause or by the Covered Executive with Good Reason, then, in addition to the Accrued Obligations, the Covered Executive would be eligible to receive (i) a lump sum equal to 36 months’ salary (for Messrs. Helmick, Culp and Graham) or 12 months’ salary (for Mr. Gerzina); (ii) a pro rata incentive bonus in a lump sum equal to the bonus the Covered Executive would have earned (assuming performance at the “target” level); (iii) a lump sum amount equal to the monthly COBRA premium payable by the Covered Executive to continue to receive health benefits at a level similar to which the Covered Executive and his or her spouse and dependents were receiving multiplied by 36 (for Messrs. Helmick, Culp and Graham) or 12 (for Mr. Gerzina); and (iv) a lump sum payment in an amount not to exceed $10,000 (for Mr. Helmick) or $7,500 (for Messrs. Culp, Graham and Gerzina) for reasonable outplacement services for up to one year by a firm selected by the Company.

In order to receive any payments pursuant to the Executive Separation Policy (other than the Accrued Obligations), the Covered Executive would be required to execute a general release in favor of the Company and must also (i) comply with a non-competition covenant for 12 months; (ii) comply with covenants prohibiting the solicitation of customers and employees for a period of time equal to 24 months (for Messrs. Helmick, Culp and Graham) or 12 months (for Mr. Gerzina); (iii) maintain the confidentiality of the Company’s proprietary and confidential information and (iv) comply with non-disparagement provisions. Failure to abide by these conditions requires the Covered Executive to return to the Company, within 10 days after request by the Company, any amounts the Company has paid to the Covered Executive under the Executive Separation Policy (other than the Accrued Obligations).

In the event that a Covered Executive is terminated under circumstances that would entitle him or her to payment under a Change in Control Agreement, then the terms of the Change in Control Agreement will be controlling and the Covered Executive would not be entitled to benefits under the Executive Separation Policy.

Change in Control Agreements

In the event that an executive officer’s employment is terminated by the Company, other than for Cause, or by the executive, for Good Reason, during the six month period commencing prior to a Change in Control (all as defined in the Change in Control Agreement) or the 12 month period thereafter, then the executive would be eligible to receive the benefits set forth in the Change in Control Agreement. Those benefits include (i) a payment in an amount equal to the executive’s annual base salary multiplied by three (for Mr. Helmick), two and one-half (for Messrs. Culp and Graham) or one (for all other executive officers including Mr. Gerzina); (ii) a lump sum amount equal to the average of the annual incentive bonus paid to the executive in the three years preceding termination multiplied by three (for Mr. Helmick), two and one-half (for Messrs. Culp and Graham) or one (for all other executive officers including Mr. Gerzina); (iii) a pro rata incentive bonus of the year of termination (assuming performance had been attained at the “target” level); (iv) a lump sum payment in an amount equal to the monthly COBRA premium payable by the executive to continue to receive health benefits at a level similar to which the executive and his spouse and dependents were participating multiplied by 36 (for Mr. Helmick), 30 (for Messrs. Culp and Graham) or 12 (for all other executive officers including Mr. Gerzina); and (v) a lump sum of $20,000 for outplacement services (for Messrs. Helmick, Culp and Graham).

Each of the Change in Control Agreements provide for a “cut-back” in the event of any excise tax under Section 280G of the Internal Revenue Code (the “Code”), such that the benefits payable to the executive would be reduced to $1.00 less than the amount that causes the payments to be treated as parachute payments under Section 280G of the Code; provided, however, that no reduction will occur if, on an after-tax basis in each case and taking into account all federal, state and local taxes (including any excise tax), the executive would receive a greater amount if no reduction had occurred, thus providing the “best net effect” to the executive.

In order to receive the benefits described above, the executive would be required to execute a general release in favor of the Company and must also (i) comply with covenants prohibiting the solicitation of customers and employees (for a period of 36 months for Mr. Helmick, 24 months for Messrs. Culp and Graham and 12 months for all other executive officers including Mr. Gerzina) (ii) maintain the confidentiality of the Company’s proprietary and confidential information and (iii) comply with non-disparagement provisions.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit Number	Description

10.1	Executive Separation Policy.

10.2	Change in Control Agreement (Mr. Helmick).

10.3	Form of Change in Control Agreement — Executive Officers (Messrs. Culp and Graham)

10.4	Form of Change in Agreement – Officers (Mr. Gerzina)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Farmers National Banc Corp.

By:	/s/ Carl D. Culp
Carl D. Culp
Executive Vice President and Treasurer

Date: November 14, 2013